EXHIBIT 99.1

Quanex Building Products Corporation Fiscal Third Quarter 2010 Operating Results

Earnings From Continuing Operations of $0.27 Per Diluted Share

Company Outperformed Its Blended End Market

$169 Million Cash and Equivalents

Repurchased $2.2 Million of Common Stock

HOUSTON, Aug. 26, 2010 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX) today released fiscal third quarter 2010 results for the period ending July 31. The company reported that operating results at its two business segments -- Engineered Products and Aluminum Sheet Products -- were well ahead of a year ago and were also better than the company's sequential second quarter, despite the weak economy and slowdown in new home starts. Quanex reported that its two operating segments also outperformed their blended end market (residential remodeling and residential new construction) in the quarter.

Third quarter net sales were $225.2 million compared to $164.0 million a year ago. Income from continuing operations was $10.4 million (including an after-tax LIFO expense of $0.6 million) compared to $8.3 million a year ago (including an after-tax LIFO gain of $1.4 million). Diluted earnings per share from continuing operations were $0.27 (including a LIFO expense of $0.02 per diluted share) compared to $0.22 (including a LIFO gain of $0.04 per diluted) in the year ago quarter.

Quarterly Highlights

  August J. (Gus) Coppola was promoted to Senior Vice President and will lead the company's Project Nexus growth initiative.
  Repurchased 125,000 shares ($2.2 million) of common stock.
  Operating margins at Engineered Products and Aluminum Sheet Products were 13% and 7%, respectively.
  Net sales were $225.2 million, up 37% over the year ago quarter, based on higher aluminum shipments, market share gains, and an improvement in residential remodeling activity.
  Consolidated operating income of $16.2 million that included $1.0 million LIFO expense compared to $12.7 million a year ago that included a $2.3 million LIFO gain.
  Cash provided by operating activities from continuing operations for the nine months ended was $64.2 million compared to $33.2 million in the year ago period.
  Capital expenditures for the nine months ended were $11.8 million.
  Cash and equivalents totaled $168.7 million.

Segment Commentary

Engineered Products is focused on providing OEM window and door customers with value-added fenestration components, products, and systems. Key markets are residential remodeling (approx. 60% of sales) and new residential construction (approx. 40% of sales).

Engineered Products results (in millions)
	3rd qtr 2010	3rd qtr 2009
Net sales	$101.7	$93.4
Operating income	$13.1	$11.5

"For the third quarter, our market drivers -- residential remodeling activity and housing starts -- were estimated to be down 9% on a blended basis compared to a year ago, but our Engineered Products business experienced healthy growth, especially from remodeling activity," said David D. Petratis, president and chief executive officer of Quanex Building Products. "Despite this 9% market decline, sales at Engineered Products grew by 9% from the year ago quarter. Our growth this quarter further illustrates the logic of the segment's continued emphasis to gain share in the more active residential remodeling market. Operating income was up 14% over the year ago quarter, which reflected higher sales and disciplined cost control. While we hired additional employees in the quarter to help us meet customer demand, we will continue to watch our labor situation closely given the slowdown we are beginning to see in the building and construction market," Petratis added.

"We continued to make good progress with our Project Nexus initiative and we now have the leadership team in place to drive the program forward. This quarter, we promoted Gus Coppola, formerly our president of Truseal, to champion the initiative. Gus is forming a strong leadership team and they are quickly getting the sales and marketing teams reorganized," said Petratis.

Aluminum Sheet Products is a leading provider of common alloy aluminum sheet through its Nichols Aluminum operation and primarily serves new residential construction and residential remodeling (approx. 70% of sales) and transportation (approx. 15% of sales) markets.

Aluminum Sheet Products results (in millions)
	3rd qtr 2010	3rd qtr 2009
Net sales	$127.6	$74.3
Operating income	$8.9	$3.5
Shipped pounds	90	65

"Compared to the third quarter of 2009, our shipped pounds were up a very respectable 39% to 90 million pounds, while comparable industry shipments were up 26% over the same period. At these shipment levels, we were sold out in the third quarter, and we expect a repeat of that in the fourth quarter. Nichols Aluminum sales were $128 million, 72% higher than a year ago, due to better shipments and higher average aluminum prices. Our overall aluminum spread (sales less material costs) was up 3% from the year ago quarter but down 4% from the sequential second quarter as the aluminum scrap market remained tight due to the limited presence of industrial scrap, a result of the slowdown in U.S. manufacturing," Petratis said.

Cash Position

"We had a cash balance of $169 million and our total debt outstanding stood at $1.9 million," Petratis continued. "Cash provided by operating activities from continuing operations in the first nine months of 2010 was $64 million. Our $270 million revolving credit facility remains untapped. Possible uses of cash will be to fund our Project Nexus initiative and other organic growth opportunities, fund the common stock dividend, make acquisitions, and repurchase outstanding shares. During the quarter, we repurchased $2.2 million of common stock at an average price of $17.35 per share."

2010 Business Outlook

"Although the U.S. residential building and construction market has remained historically weak all year, our two operating groups have turned in solid performance over the same period. We know programs like the $8,000 first time homebuyers' tax credit, which has now expired, and to a lesser extent, the $1,500 tax credit for energy efficient replacement windows, which expires at year-end, were certainly positives for our industry, but they do create 'pull forward' demand. As a result, we believe second half 2010 residential building demand will be slower than normal and wind down earlier than usual," said Petratis.

"Throughout the year, we remained concerned about the ongoing weakness in the U.S. economy and we shared that concern with investors, employees and customers. Today, we see little reason for optimism in the coming months. Based on current macroeconomics, we believe the residential building and construction market will continue to slow between now and the end of the year. Expressing the slowdown in terms of sales, we are now estimating fourth quarter sales at Engineered Products to be flat compared to the sequential third quarter, and in turn, we tightened our guidance to a range of $32 million to $35 million (from $32 million to $37 million) for their 2010 operating income," continued Petratis.

"Because of ongoing capacity constraints in the aluminum sheet market, our guidance for Nichols Aluminum operating income remains unchanged at $27 million," Petratis said. "Our guidance for the two business segments excludes estimated corporate expenses of $23 million and any impact from LIFO. Estimates for capital expenditures, and depreciation and amortization, are $18 million and $30 million, respectively," concluded Petratis.

Project Nexus

Project Nexus is the company's long term organic growth program that is focused on connecting (Nexus) its Engineered Products Group (EPG) businesses: Mikron, Truseal and Homeshield. The sales and marketing teams of the three EPG businesses, each of which operated independently in the past, have been combined to utilize their capabilities to expand sales opportunities. Nexus activities are focused on the existing customer base that traditionally has been national window and door OEMs, and now includes more diverse regional OEM opportunities. The EPG engineering teams are also working together to develop products and systems that provide customers with the latest innovations in technology and energy efficiency.

Other

The company reported fiscal third quarter 2010 blended market demand (new home starts and remodeling expenditures) was down 9% from the third quarter of 2009. The company calculated the change using data from external sources: The National Association of Home Builders (NAHB)  for new home starts and Harvard University's Joint Center for Housing Studies for remodeling expenditures.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable September 30, 2010, to shareholders of record on September 15, 2010.

Corporate Profile

Quanex Building Products Corporation is an industry-leading manufacturer of engineered materials, components and systems serving the U.S. residential window and door markets. It is a ROIC-driven company that grows shareholder returns through a combination of organic growth via new products and new programs like Project Nexus, and strategic acquisitions.

The Quanex Building Products Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1117

Financial Statistics as of 7/31/10

Book value per common share: $11.56; Total debt to capitalization: 0.4%; Return on invested capital: 7.1%; Actual number of common shares outstanding: 37,635,316.

Definitions

Book value per common share -- calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization -- calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital -- calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's 10-K filing on December 18, 2009, under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the company's website at www.quanex.com.

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three months ended July 31,			Nine months ended July 31,
2010	2009		2010	2009
		Net Sales:
$ 101,746	$ 93,352	Engineered Products	$ 259,272	$ 223,419
127,600	74,254	Aluminum Sheet Products	326,252	175,419
229,346	167,606	Building Products	585,524	398,838

(4,143)	(3,629)	Eliminations	(9,513)	(8,767)

$ 225,203	$ 163,977	Net Sales	$ 576,011	$ 390,071

		Operating Income (1):
$ 13,131	$ 11,512	Engineered Products	$ 22,969	$ (155,820)
8,866	3,467	Aluminum Sheet Products	19,732	(36,295)
21,997	14,979	Building Products	42,701	(192,115)

(5,798)	(2,267)	Corporate and Other (2)	(18,976)	(7,535)

$ 16,199	$ 12,712	Operating Income (Loss)	$ 23,725	$ (199,650)

(1) 2009 Operating income (loss) reflects non-cash impairment charges of $0 and $182,562 (in thousands):

Period Ending July 31, 2009
	Three Months	Nine Months
(In Thousands)
Engineered Products	$ --	$ (162,173)
Aluminum Sheet Products	--	(20,389)
Total impairment loss	$ --	$ (182,562)

(2)  Corporate and Other for the three and nine months ended July 31, 2010 includes $1.0 million and $2.3 million of LIFO expense while the three and nine months ended July 31, 2009 includes $2.3 million and $6.8 million, respectively of
LIFO income.

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

Three months ended July 31,			Nine months ended July 31,
2010	2009		2010	2009

$ 225,203	$ 163,977	Net sales	$ 576,011	$ 390,071
184,799	128,996	Cost of sales (exclusive of items shown separately below)	478,559	340,043
17,566	14,331	Selling, general and administrative	52,719	42,667
--	--	Impairment of goodwill and intangibles	--	182,562
6,639	7,938	Depreciation and amortization	21,008	24,449
16,199	12,712	Operating income (loss)	23,725	(199,650)
(106)	(128)	Interest expense	(333)	(360)
997	27	Other, net	2,502	325
17,090	12,611	Income (loss) from continuing operations before income taxes	25,894	(199,685)
(6,661)	(4,262)	Income tax benefit (expense)	(9,998)	47,788

10,429	8,349	Income (loss) from continuing operations	15,896	(151,897)
(148)	(212)	Income (loss) from discontinued operations, net of taxes	(1,108)	(525)
$ 10,281	$ 8,137	Net income (loss)	$ 14,788	$ (152,422)

		Basic earnings per common share:
$ 0.28	$ 0.22	Earnings (loss) from continuing operations	$ 0.43	$ (4.07)
$ --	$ --	Income (loss) from discontinued operations	$ (0.03)	$ (0.01)
$ 0.28	$ 0.22	Basic earnings (loss) per common share	$ 0.40	$ (4.08)

		Diluted earnings per common share:
$ 0.27	$ 0.22	Earnings (loss) from continuing operations	$ 0.42	$ (4.07)
$ --	$ --	Income (loss) from discontinued operations	$ (0.03)	$ (0.01)
$ 0.27	$ 0.22	Diluted earnings (loss) per share	$ 0.39	$ (4.08)

		Weighted average common shares outstanding:
37,350	37,335	Basic	37,349	37,334
37,983	37,581	Diluted	37,882	37,334

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

July 31, 2010		October 31, 2009
	Assets
$ 168,738	Cash and equivalents	$ 123,499
79,539	Accounts receivable, net	80,171
54,127	Inventories	46,515
12,882	Deferred income taxes	20,611
6,311	Prepaid and other current assets	5,177
47	Current assets of discontinued operations	232
321,644	Total current assets	276,205
135,223	Property, plant and equipment, net	141,286
34,321	Deferred income taxes	42,923
25,189	Goodwill	25,189
45,444	Intangible assets, net	47,359
17,007	Other assets	9,114
--	Assets of discontinued operations	1,524
$ 578,828	Total assets	$ 543,600
	Liabilities and stockholders' equity
$ 74,205	Accounts payable	$ 67,010
35,485	Accrued liabilities	30,320
327	Current maturities of long-term debt	323
16	Current liabilities of discontinued operations	9
110,033	Total current liabilities	97,662
1,620	Long-term debt	1,943
3,948	Deferred pension and postretirement benefits	6,655
12,027	Non-current environmental reserves	1,767
16,208	Other liabilities	13,047
143,836	Total liabilities	121,074
434,992	Total stockholders' equity	422,526
$ 578,828	Total liabilities and stockholders' equity	$ 543,600

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Nine months ended July 31,
	2010	2009
Operating activities:
Net income (loss)	$ 14,788	$ (152,422)
(Income) loss from discontinued operations	1,108	525
Income (loss) from continuing operations	15,896	(151,897)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	21,060	24,500
Gain on bargain purchase	(1,272)	--
Impairment of goodwill and intangibles	--	182,562
Deferred income taxes	6,524	(30,497)
Stock-based compensation	3,218	2,328
	45,426	26,996
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (Increase) in accounts receivable	1,601	28,113
Decrease (Increase) in inventory	(5,788)	23,762
Decrease (Increase) in other current assets	(889)	(105)
Increase (Decrease) in accounts payable	7,961	(25,505)
Increase (Decrease) in accrued liabilities	5,084	(6,799)
Increase (Decrease) in income taxes payable	11,934	(18,726)
Increase (Decrease) in deferred pension and postretirement benefits	(2,706)	2,201
Other, net	1,533	3,295
Cash provided by (used for) operating activities from continuing operations	64,156	33,232
Cash provided by (used for) operating activities from discontinued operations	(415)	(609)
Cash provided by (used for) operating activities	63,741	32,623
Investing activities:
Acquisitions, net of cash acquired	(1,590)	--
Capital expenditures	(11,779)	(12,357)
Proceeds from property insurance claims	392	1,000
Other, net	40	--
Cash provided by (used for) investing activities from continuing operations	(12,937)	(11,357)
Cash provided by (used for) investing activities from discontinued operations	90	(456)
Cash provided by (used for) investing activities	(12,847)	(11,813)
Financing activities:
Repayments of long-term debt	(319)	(361)
Common stock dividends paid	(3,775)	(3,390)
Issuance of common stock from stock option exercises, including related tax benefits	495	--
Funding from Separation	--	15,401
Purchase of treasury stock	(2,169)	--
Other, net	(235)	(675)
Cash provided by (used for) financing activities from continuing operations	(6,003)	10,975
Cash provided by (used for) financing activities from discontinued operations	235	665
Cash provided by (used for) financing activities	(5,768)	11,640
Effect of exchange rate changes on cash and equivalents	23	33
LESS: (Increase) Decrease in cash and equivalents from discontinued operations	90	400
Increase (Decrease) in cash and equivalents from continuing operations	45,239	32,883
Beginning of period cash and equivalents	123,499	66,871
End of period cash and equivalents	$ 168,738	$ 99,754
CONTACT:  Quanex Building Products Corporation
          Financial Contact:
          Jeff Galow
            713-877-5327
          Media Contact:
          Valerie Calvert
            713-877-5305